Exhibit 99.1

October 17, 2008

FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

SEPTEMBER 2008 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of September 30, 2008 served by J:COM’s 18 consolidated franchises reached 2.90 million, up 288,000, or 11.0% since September 30, 2007. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached approximately 5.21 million, up 604,600 or 13.1% since September 30, 2007. The bundle ratio (average number of services received per subscribing household) increased to 1.79 as of September 30, 2008 from 1.76 since September 30, 2007. The cable television digital migration rate as of September 30, 2008 increased to 75% from 63% as of September 30, 2007.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total consolidated subsidiaries: 18 franchises; 41 systems:

	Revenue Generating Units				Total Subscribing Households
	Cable Television	High-Speed Internet Access	Telephony	RGU Total
As of September 30, 2008	2,346,800 Digital: 1,767,600	1,348,800	1,510,600	5,206,200	2,903,300

As of September 30, 2007	2,159,700	1,182,000	1,259,900	4,601,600	2,615,300

Net year-over-year increase	187,100	166,800	250,700	604,600	288,000

Net increase as percentage	8.7%	14.1%	19.9%	13.1%	11.0%

About Jupiter Telecommunications Co.,Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 18 consolidated subsidiaries (as of September 30, 2008) at the local level serving 2.90 million subscribing households (as of September 30, 2008) in the Sapporo, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 10.85 million*. Jupiter TV Company, formerly Jupiter TV Co., Ltd., invests in and operates 16 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp/english.html

* Since September 2008, the number of “homes passed” of the former Cable West Group and J:COM Kobe Miki have been calculated by the same method as the rest of the J:COM group subsidiaries. As a result, the number of consolidated homes passed increased by 222,000 for the former and 40,000 for the latter, respectively, compared to the previous method.

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.